Exhibit 99.1

Company Contact:
Tom Flaherty
Chief Financial Officer
Wayside Technology Group, Inc.
(732) 389-0932
tom.flaherty@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. REPORTS THIRD QUARTER 2012 RESULTS

AND DECLARES QUARTERLY DIVIDEND

•                  Revenue: $75.5 million

•                  Income from operations $2.1 million

•                  $.16 quarterly dividend declared

SHREWSBURY, NJ, October 25, 2012 — Wayside Technology Group, Inc. (NASDAQ: WSTG) today reported financial results for the third quarter ended September 30, 2012.  The results will be discussed in a conference call to be held on Friday, October 26, 2012 at 10:00 AM Eastern time.  The dial-in telephone number is (866) 961-5936 and the pass code is “WSTG”.  This conference call will be available via live webcast — in listen-mode only — at www.earnings.com.  A replay will also be available on the company’s website at www.waysidetechnology.com.

Cash and marketable securities amounted to $15.3 million, representing 49% of equity as of September 30, 2012. Working capital amounted to $20.5 million, representing 66% of equity as of September 30, 2012.

Net sales for the third quarter ended September 30, 2012 increased 19% or $11.8 million to $75.5 million compared to $63.7 million for the same period in 2011.  Net sales for the third quarter of 2012 for our Lifeboat Distribution segment were $56.0 million compared to $49.1 million in the third quarter of 2011, representing an increase of $6.9 million or 14%.  Net sales for the third quarter of 2012 for our TechXtend segment were $19.5 million compared to $14.6 million in the third quarter of 2011, representing an increase of $4.9 million or 34%.

“The third quarter of 2012 has been our best quarter YTD in terms of revenues, gross profit, income from operations and net income.  Our TechXtend division performed especially well in Q3 with our Lifeboat Distribution segment delivering solid results,” said Simon F. Nynens, Chairman and Chief Executive Officer. “We continued to increase our market share and grow our service offerings.”

The 19% increase in net sales in the third quarter of 2012 compared to 2011 was mainly a result of strengthening of our account penetration, our continued focus on the expanding virtual infrastructure-centric business, our solution focus selling and the addition of several key product lines.

Gross Profit for the third quarter ended September 30, 2012 was $5.7 million, a 1% decrease as compared to $5.8 million for the third quarter of 2011.  Gross profit for our Lifeboat Distribution segment for the third quarter of 2012 was $3.7 million compared to $4.1 million in the third quarter of 2011, representing a 10% decrease.  The decrease in gross profit for the Lifeboat Distribution segment was due to lower vendor rebate attainment and competitive pricing pressure within this segment.  Gross profit for our TechXtend segment was $2.0 million compared to $1.7 million in the third quarter of 2011, representing a 21% increase.  The increase in gross profit in the TechXtend segment was the result of the increased sales volume, at a lower gross margin as compared to 2011 and lower vendor rebates.  Vendor rebates and discounts for the quarter ended September 30, 2012 amounted to $0.5 million compared to $0.7 million for the third quarter of 2011.  Vendor rebates are dependent on reaching certain targets set by our vendors.  Vendors have been periodically substantially increasing their target revenues for rebate eligibility.  Therefore, despite our increasing revenue, vendor rebates have declined.

Gross profit margin (gross profit as a percentage of net sales) for the third quarter ended September 30, 2012 was 7.5% compared to 9.0% for the third quarter of 2011.

The attainment of gross profit dollars and the decrease in gross profit margins as a percentage of net sales were primarily caused by the increased competitive pricing pressure and decrease in rebates in both segments and by winning several large bids based on aggressive pricing, which we plan to continue.

Total selling, general, and administrative (“SG&A”) expenses for the third quarter of 2012 were $3.6 million compared to $3.5 million for the third quarter of 2011, which was mainly the result of an increase in sales commissions for our TechXtend division, and the addition of employees in sales, finance and operations to support business growth.  As a percentage of net sales, SG&A expenses for third quarter of 2012 were 4.8% compared to 5.4% for the third quarter of 2011.

On October 23, 2012, the Board of Directors declared a quarterly dividend of $.16 per share of its common stock payable November 16, 2012 to shareholders of record on November 6, 2012.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers such as Acronis, CA Technologies, DataCore, Datawatch, Dell, Flexera Software, GFI, Hewlett Packard, Infragistics, Intel Software, Lenovo, Microsoft, Mindjet, Quest Software, SolarWinds, Sophos, StorageCraft Technology, TechSmith, Veeam, Vision Solutions and VMware.

Additional information can be found by visiting www.waysidetechnology.com.

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

—Tables Follow —

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	September 30, 2012	December 31, 2011
	(unaudited)

ASSETS

Current assets
Cash and cash equivalents	$10,745	$9,202
Marketable securities	4,585	5,375
Accounts receivable, net	49,051	47,066
Inventory - finished goods	1,509	1,240
Prepaid expenses and other current assets	1,115	1,997
Deferred income taxes	352	329
Total current assets	67,357	65,209

Equipment and leasehold improvements, net	333	458
Accounts receivable long-term	10,183	8,889
Other assets	72	54
Deferred income taxes	201	251

Total assets	$78,146	$74,861

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$46,782	$45,796
Current portion- capital lease obligation	76	76
Total current liabilities	46,858	45,872

Long term portion- capital lease obligation	—	55
Total liabilities	46,858	45,927

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,761,794 and 4,679,878 shares outstanding, respectively	53	53
Additional paid-in capital	27,431	26,725
Treasury stock, at cost, 522,706 and 604,622 shares, respectively	(4,994)	(4,991)
Retained earnings	8,265	6,818
Accumulated other comprehensive income	533	329
Total stockholders’ equity	31,288	28,934
Total liabilities and stockholders’ equity	$78,146	$74,861

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Nine months ended		Three months ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Revenues
Lifeboat Distribution segment	$158,838	$137,621	$55,989	$49,118
TechXtend segment	52,772	38,330	19,545	14,623
Total Revenue	211,610	175,951	75,534	63,741

Cost of sales
Lifeboat Distribution segment	147,502	125,804	52,282	45,013
TechXtend segment	47,253	33,964	17,554	12,971
Total Cost of sales	194,755	159,768	69,836	57,984

Gross Profit	16,855	16,183	5,698	5,757

Operating expenses
Selling costs	5,857	5,595	1,937	1,867
Stock based compensation	743	824	281	235
Other general and administrative expenses	4,548	4,216	1,393	1,363
Total Selling, general and administrative expenses	11,148	10,635	3,611	3,465

Income from operations	5,707	5,548	2,087	2,292

Interest income, net	394	264	140	92
Realized foreign exchange gain	13	1	12	—
Income before income tax provision	6,114	5,813	2,239	2,384
Provision for income taxes	2,428	2,248	887	890

Net income	$3,686	$3,565	$1,352	$1,494

Net income per common share - Basic	$0.83	$0.81	$0.30	$0.34
Net income per common share - Diluted	$0.80	$0.77	$0.29	$0.33

Weighted average common shares outstanding - Basic	4,467	4,411	4,502	4,406
Weighted average common shares outstanding - Diluted	4,635	4,618	4,643	4,575